NEWS	Exhibit 99.2

801 E. 86th Avenue
Merrillville, IN 46410

FOR IMMEDIATE RELEASE
October 26, 2004

FOR ADDITIONAL INFORMATION
Media	Investors
Kris Falzone	Dennis Senchak
Vice President, Corporate Communications	Vice President, Investor Relations
(219) 647-5581	(219) 647-6085
klfalzone@nisource.com	senchak@nisource.com

Carol Churchill	Randy Hulen
Director, Corporate Communications	Director, Investor Relations
(888) 696-0481	(219) 647-5688
cchurchill@nisource.com	rghulen@nisource.com

Rae Kozlowski
Manager, Investor Relations
(219) 647-6083
ekozlowski@nisource.com

NiSource names Robert C. Skaggs, Jr., as President

Skaggs and Gary L. Neale, Chairman and CEO, will form Office of the Chairman

MERRILLVILLE, Ind. – The board of directors of NiSource Inc. (NYSE: NI) today elected Robert C. Skaggs, Jr., president of the corporation, laying the groundwork for a path of succession for the company.

Together with Gary L. Neale, NiSource Chairman and Chief Executive Officer, Skaggs will form the Office of the Chairman, responsible for the strategic direction of the company. Their immediate focus will be to advance NiSource’s strategic and tactical plan over the next years.

“In our heavily regulated industry, Bob has implemented innovative regulatory strategies that have had positive impact on our bottom line,” Neale said. “He is an experienced, knowledgeable and innovative leader with a proven track record of success in all aspects of our business.”

Skaggs most recently served as executive vice president, Regulated Revenue, with responsibility for developing regulatory strategies, managing large customer contacts, energy supply services and gas transportation programs, and leading external relations across all NiSource markets. Skaggs will retain these responsibilities.

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NiSource names Skaggs President

“This is a unique opportunity to build on the strengths of NiSource’s portfolio of assets, dedicated employee team and committed leaders,” Skaggs said. “I look forward to working closely with Gary to develop our future path.”

NiSource officers Peter V. Fazio, Jr., executive vice president and general counsel; Samuel W. Miller, Jr., executive vice president and chief operating officer; Michael W. O’Donnell, executive vice president and chief financial officer; and S. LaNette Zimmerman, executive vice president, Human Resources and Communications, will continue to report to Neale.

Skaggs, 50, joined the law department of Columbia Gas Transmission in 1981 and served in various management positions until he became president of Columbia Gas of Ohio and Columbia Gas of Kentucky in 1996. Effective with the November 2000 merger of NiSource and Columbia Energy Group, he added the responsibilities of president of Bay State Gas and Northern Utilities. In December 2001, his role was further expanded to include the duties of president and CEO of the Columbia companies in Pennsylvania, Virginia and Maryland.

Skaggs has served on the boards of a variety of industry, charitable and community organizations. He earned a bachelor’s degree in economics from Davidson College, a law degree from West Virginia University and a master’s degree in business administration from Tulane University.

Neale, 64, joined NiSource in August 1989 as president and chief operating officer and was promoted to chairman, president and CEO in March 1993. Before joining NiSource, he was chairman, president and CEO of Planmetrics Inc., an energy industry management consulting firm, for 17 years. He also held management positions at Wells Fargo Bank and Kaiser Industries.

Neale has played a leadership role in the energy industry as well as charitable and civic organizations throughout his career and sits on the boards of directors of several unaffiliated companies. He earned his bachelor’s and master’s degrees in business administration from the University of Washington.

More detailed biographical information and photos of Neale and Skaggs, which can be downloaded for use by media, are available via NiSource’s Web site at http://www.nisource.com/press/index.asp.

About NiSource

NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 holding company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.7 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com.

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